Exhibit 99.1

MARKETAXESS REPORTS FIRST QUARTER 2020 RECORD REVENUES

OF $169.0 MILLION, RECORD OPERATING INCOME OF $91.1 MILLION AND

RECORD DILUTED EPS OF $1.96

First Quarter Financial Highlights*

•	Record revenues of $169.0 million, up 36%

•	Record operating income of $91.1 million, up 44%

•	Operating margin of 53.9%, up from 50.8%

•	Record diluted EPS of $1.96, up 41% from $1.39

•	Record credit trading volume of $659.7 billion, up 29%

•	Record Open TradingTM volume of $208.6 billion, up 55%

•	Record trading volume in U.S. high-grade, U.S. high-yield, emerging market, Eurobond, municipal and U.S. Treasury bonds

*	All comparisons versus first quarter 2019.

NEW YORK, April 29, 2020 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended March 31, 2020.

“Our heartfelt thoughts go out to the millions of people around the world that have lost loved ones and had their lives turned upside down by the Covid-19 pandemic.” said Rick McVey, Chairman and CEO of MarketAxess. “The steep drop in economic activity in the first quarter had an immediate and substantial impact on global credit markets with sharp credit spread widening, especially in High-Yield and Emerging Markets. During this market disruption, credit trading volumes reached record levels in March, and electronic trading market share on MarketAxess increased. We believe Open Trading liquidity was essential to the functioning of credit markets during the quarter, and MarketAxess played a valuable role keeping our clients connected to the market as traders moved from their centralized trading floors to home offices. The indespensible role of electronic fixed-income trading networks was evident in the record number of client firms and individual traders that transacted on MarketAxess during the month of March.”

First Quarter Results

Total revenues for the first quarter of 2020 increased 36% to $169.0 million, compared to $124.5 million for the first quarter of 2019. Operating income was $91.1 million, compared to $63.2 million for the first quarter of 2019, an increase of 44%. Operating margin was 53.9%, compared to 50.8% for the first quarter of 2019. Net income totaled $74.8 million, or $1.96 per share on a diluted basis, compared to $52.5 million, or $1.39 per share, for the first quarter of 2019.

Commission revenue for the first quarter of 2020 increased 38% to $156.0 million, compared to $112.8 million for the first quarter of 2019. Variable transaction fees increased 45% to $129.2 million for the first quarter of 2020, compared to variable transaction fees of $89.1 million for the first quarter of 2019. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 20.0% for the first quarter of 2020, compared to an estimated 17.6% for the first quarter of 2019. Variable transaction fees in the first quarter of 2020 includes approximately $4.8 million of U.S. Treasuries trading commissions related to the November 2019 acquisition of LiquidityEdge LLC, now operating as MarketAxess Rates.

All other revenue, which consists of information services, post-trade services and other revenue, increased 11% to $13.0 million, compared to $11.7 million for the first quarter of 2019. The increase in all other revenue was principally due to higher information services revenue of $1.3 million.

Total expenses for the first quarter of 2020 increased 27% to $77.9 million, compared to $61.3 million for the first quarter of 2019. The increase in total expenses was largely due to higher employee compensation and benefit costs, mainly due to an increase in headcount, of $8.5 million, clearing costs, mainly due to record Open Trading activity and U.S. Treasury matched-principal trading, of $2.9 million, technology and communications costs of $2.4 million and depreciation and amortization of $2.0 million. MarketAxess Rates expenses, including amortization of acquired intangibles expense, totaled $5.0 million during the first quarter of 2020.

The effective tax rate for the first quarter of 2020 was 18.4%, compared to 19.5% for the first quarter of 2019. The income tax provision for the first quarter of 2020 and 2019 reflected $6.3 million and $3.0 million, respectively, of excess tax benefits related to share-based compensation awards.

Employee headcount was 536 as of March 31, 2020 compared to 527 as of December 31, 2019 and 476 as of March 31, 2019. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation, new trading protocols and the transition to self-clearing.

Dividend

The Company’s board of directors declared a cash dividend of $0.60 per share of common stock outstanding, to be paid on May 27, 2020 to stockholders of record as of the close of business on May 13, 2020.

Share Repurchases

A total of 15,500 shares were repurchased in the first quarter of 2020 at a cost of $5.4 million.

Balance Sheet Data

As of March 31, 2020, total assets were $975.6 million and included $499.4 million in cash, cash equivalents and investments. Total stockholders’ equity as of March 31, 2020 was $797.9 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 29, 2020 at 10:00 a.m. EST. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 5358876 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,700 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF | Binder
+1-212-813-6027	+1-917-239-6726

Kyle White

MarketAxess Holdings Inc.

+1-212-813-6355

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2020	2019
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$155,954	$112,760
Information services	8,642	7,366
Post-trade services	4,153	4,100
Other	229	265

Total revenues	168,978	124,491

Expenses
Employee compensation and benefits	41,194	32,658
Depreciation and amortization	8,067	6,082
Technology and communications	8,161	5,782
Professional and consulting fees	5,675	5,831
Occupancy	3,474	2,949
Marketing and advertising	2,675	2,299
Clearing costs	5,510	2,577
General and administrative	3,133	3,124

Total expenses	77,889	61,302

Operating income	91,089	63,189
Other income (expense)
Investment income	1,269	1,989
Other, net	(656)	42

Total other income	613	2,031

Income before income taxes	91,702	65,220
Provision for income taxes	16,886	12,698

Net income	$74,816	$52,522

Per Share Data:
Net income per common share
Basic	$2.01	$1.42
Diluted	$1.96	$1.39

Cash dividends declared per common share	$0.60	$0.51

Weighted-average common shares:
Basic	37,303	37,043
Diluted	38,075	37,832

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended
	March 31,
	2020	2019
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$57,970	$42,501
Other credit [1]	65,610	46,034

Total credit	123,580	88,535
Rates [2]	5,586	557

Total transaction fees	129,166	89,092

Distribution Fees
U.S. high-grade	19,974	17,978
Other credit[1]	6,658	5,558

Total credit	26,632	23,536
Rates[2]	156	132

Total distribution fees	26,788	23,668

Total commissions	$155,954	$112,760

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$182.95	$158.45
U.S. high-grade - floating-rate	47.96	75.70

Total U.S. high-grade	175.67	153.21
Other credit [1]	198.97	196.31

Total credit	187.31	172.95
Rates[2]	3.87	39.02

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	March 31, 2020	December 31, 2019
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$363,811	$270,124
Investments, at fair value	135,617	230,477
Accounts receivable, net	93,572	62,017
Goodwill and intangible assets, net	207,679	207,847
Furniture, equipment, leasehold improvements and capitalized software, net	74,926	71,795
Operating lease right-of-use assets	79,651	81,399
Prepaid expenses and other assets	20,289	30,770
Deferred tax assets, net	58	501

Total assets	$975,603	$954,930

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$21,929	$47,365
Income and other tax liabilities	20,776	16,690
Deferred revenue	3,950	3,499
Accounts payable, accrued expenses and other liabilities	34,764	19,294
Operating lease liabilities	96,301	97,991

Total liabilities	177,720	184,839

Stockholders’ equity
Common stock	122	122
Additional paid-in capital	328,055	342,541
Treasury stock	(158,803)	(153,388)
Retained earnings	643,129	591,086
Accumulated other comprehensive loss	(14,620)	(10,270)

Total stockholders’ equity	797,883	770,091

Total liabilities and stockholders’ equity	$975,603	$954,930

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31,
	2020	2019
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$74,816	$52,522
Add back:
Interest expense	—	—
Provision for income taxes	16,886	12,698
Depreciation and amortization	8,067	6,082

Earnings before interest, taxes, depreciation and amortization	$99,769	$71,302

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$120,369	$39,369
Exclude: Net change in trading investments	(56,394)	(6,015)
Less: Purchases of furniture, equipment and leasehold improvements	(4,291)	(649)
Less: Capitalization of software development costs	(6,778)	(3,184)

Free cash flow	$52,906	$29,521

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended March 31,
	2020	2019
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$312,188	$259,833
U.S. high-grade - floating-rate	17,806	17,577

Total U.S. high-grade	329,994	277,410
Other credit	329,753	234,491

Total credit	659,747	511,901
Rates	1,444,878	14,276

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$5,322	$4,548
Other credit	5,277	3,812

Total credit	10,599	8,360
Rates	23,305	233
Number of U.S. Trading Days [1]	62	61
Number of U.K. Trading Days [2]	64	63

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.